Exhibit 4.7

Execution Version

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This AMENDMENT NO. 1 TO WARRANT AGREEMENT (“Amendment No.1”), dated as of October 14, 2022, is entered into by and between Romeo Power, Inc., a Delaware corporation (f/k/a RMG Acquisition Corp.) (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Warrant Agent”, also referred to herein as the “AST”) amends that certain Warrant Agreement, dated as of February 7, 2019, between the Company and AST (the “Warrant Agreement”). Continental Stock Transfer & Trust, a New York limited purpose trust company (“Continental”) is executing this agreement as the successor warrant agent to AST. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into a Merger Agreement by and among the Company, Nikola Corporation, a Delaware corporation (“Nikola”), and J Purchaser Corp., a Delaware corporation, dated July 30, 2022 (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, at the Effective Time, the Private Placement Warrants defined in the Warrant Agreement (the “Private Placement Warrants”) that are outstanding and unexercised at the Effective Time shall be converted into and become warrants to purchase Nikola common stock, $0.0001 par value per share, (the “Nikola Common Stock”), and Nikola shall assume each such Private Placement Warrant in accordance with its terms. All rights with respect to Romeo common stock, par value of $0.0001 per share (“Romeo Common Stock”), under the Private Placement Warrants assumed by Nikola shall thereupon be converted into rights with respect to Nikola Common Stock. Accordingly, from and after the Effective Time: (i) each Private Placement Warrant assumed by Nikola may be exercised solely for shares of Nikola Common Stock; (ii) the number of shares of Nikola Common Stock subject to each Warrant assumed by Nikola shall be determined by multiplying (A) the number of shares of Romeo Common Stock that were subject to such Warrant immediately prior to the Effective Time by (B) 0.1186 and rounding the resulting number down to the nearest whole number of shares of Nikola Common Stock; (iii) the per share exercise price for the Nikola Common Stock issuable upon exercise of each Private Placement Warrant assumed by Nikola shall be determined by dividing the per share exercise price of Romeo Common Stock subject to such Private Placement Warrant, as in effect immediately prior to the Effective Time, by 0.1186 and rounding the resulting exercise price to the nearest whole cent; and (iv) any restriction on any Private Placement Warrant assumed by Nikola shall continue in full force and effect, and the term and other provisions of such Private Placement Warrant shall otherwise remain unchanged;

WHEREAS, pursuant to Section 8.02 of the Warrant Agreement, AST has agreed to resign its duties as the Warrant Agent as of the Effective Time;

WHEREAS, the parties desire to enter into this Amendment No. 1 in order to appoint Continental as warrant agent for the Private Placement Warrants; and

WHEREAS, Section 9.09 of the Warrant Agreement provides that the Company and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	The first sentence of the Warrant Agreement, effective at the Effective Time and conditioned on the consummation of the Merger, is hereby amended as follows:

THIS WARRANT AGREEMENT (this “Agreement”), dated as of February 7, 2019, is by and between Romeo Power, Inc., a Delaware corporation, (f/k/a RMG Acquisition Corp.), (the “Company”), and Continental Stock Transfer & Trust, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

2.

Section 9.02 of the Warrant Agreement, effective at the Effective Time and conditioned on the consummation of the Merger, is hereby amended to direct that all notices, instructions and communications under the Warrant Agreement to the Warrant Agent shall be delivered to:

Continental Stock Transfer & Trust

Attn: Compliance Department

1 State Street, 30th Floor

New York, NY 10004

Email: compliance@continentalstock.com

3.

AST hereby resigns as Warrant Agent under the Warrant Agreement, and the Company hereby appoints Continental to act as the Warrant Agent for the Company under the Warrant Agreement, and Continental hereby accepts such appointment and agrees to perform the same duties and obligations in accordance with the terms and conditions set forth in the Warrant Agreement as modified by this Amendment No.1.

4.

The validity, interpretation, and performance of this Amendment No.1 shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment No.1 shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

5.

The Warrant Agreement, as amended by this Amendment, represents the entire agreement between the parties with respect to the subject matter contained herein and therein and the Warrant Agreement is not modified by this amendment except as expressly set forth herein.

6.

This Amendment may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

7.

Apart from the Warrant Agreement and Private Placement Warrants, this Amendment No.1 embodies the entire understanding between the parties and supersedes any prior understandings, agreements and arrangements between the parties respecting the subject matter hereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Amendment No.1 which are not fully expressed herein. Any purported transfer of an interest in the Private Placement Warrants to a person or entity free of this Amendment No.1 is null and void.

8.	All the covenants and provisions of this Amendment No.1 by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

9.	Each party to this Amendment No.1 agrees to perform any further acts and to execute and deliver any other documents that may be reasonably necessary to carry out the provisions of this Amendment No.1.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment No. 1 to the Warrant Agreement has been duly executed by the parties hereto as of Effective Date.

ROMEO POWER, INC.

By:	/s/ Matthew Sant
Name:	Matthew Sant
Title:	General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Predecessor Warrant Agent

By:	/s/ Barbara J. Robbins
Name:	Barbara J. Robbins
Title:	SVP

Acknowledged and agreed to by:

CONTINENTAL TRANSFER & TRUST COMPANY as Successor Warrant Agent

By:	/s/ Erika Young
Name:	Erika Young
Title:	VP

[Signature Page to Amendment No. 1 to Warrant Agreement]